Exhibit 10.1
EXECUTION COPY

CREDIT AGREEMENT
Dated as of January 3, 2008
among
POLYONE CORPORATION,
THE LENDERS PARTY HERETO,
CITICORP USA, INC.,
as Administrative Agent,
CITICORP USA, INC.,
as Issuing Bank,
and
THE BANK OF NEW YORK,
as Paying Agent

$40,000,000 REVOLVING AND LETTER OF CREDIT FACILITY

i

Schedule 2.01	Commitments

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Notes
Exhibit C-1	Form of Notice of Borrowing Request
Exhibit C-2	Form of Notice of LC Request
Exhibit D	Form of Letter of Credit

CREDIT AGREEMENT, dated as of January 3, 2008 (this “Agreement”), among POLYONE CORPORATION, an Ohio corporation (the “Company”), the LENDERS party hereto (the “Lenders”), CITICORP USA, INC. (“CUSA”), as Administrative Agent (in such capacity the “Administrative Agent”), CUSA, as Issuing Bank (in such capacity, the “Issuing Bank”), and THE BANK OF NEW YORK, as Paying Agent (the “Paying Agent”).
     The Company has requested the Lenders to extend credit to enable it to borrow on a revolving credit basis on and after the date hereof and at any time and from time to time during the Availability Period (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) a principal amount not in excess of $40,000,000 at any time outstanding. The Company has further requested the Issuing Bank to issue the Letter of Credit to support other payment obligations of the Company. The proceeds of borrowings hereunder are to be used for general corporate purposes of the Company and its Subsidiaries and other purposes not inconsistent with this Agreement.
     The Lenders and the Issuing Bank are willing to extend such credit to the Company on the terms and subject to the conditions herein set forth.
     Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Defined Terms.
     As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Accounts Receivable Subsidiary” means a wholly owned Subsidiary that is formed solely for the purpose of, and that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors (as provided below) as an Accounts Receivable Subsidiary and:
     (a) no portion of the Debt or any other obligations (contingent or otherwise) of which:
     (1) is guaranteed by the Company or any Subsidiary other than pursuant to Standard Securitization Undertakings;
     (2) is recourse to or obligates the Company or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

     (3) subjects any property of the Company or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
     (b) with which neither the Company nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and
     (c) to which neither the Company nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.
     Any designation of a Subsidiary as an Accounts Receivable Subsidiary shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by this Agreement; provided that no such filing shall be required to give effect to the designation of PolyOne Funding Corporation as an Accounts Receivable Subsidiary.
     “Act” means the Securities Act of 1933, as amended from time to time, and any statute successor thereto.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” has the meaning ascribed to it in the preamble to this Agreement.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means the Administrative Agent and the Paying Agent.
     “Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and such Affiliates.
     “Agreement” has the meaning ascribed to it in the preamble to this agreement.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Approved Fund” has the meaning specified in Section 8.04.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Assignment Date” means the date, if any, on which the Lenders assign their rights and obligations under this Agreement pursuant to any swap or derivatives transaction relating to the Company and its obligations.
     “Attributable Value” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from such initial term date to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the lesser of: (1) the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges and (2) in the case of any lease which is terminable by the lessee upon the payment of a penalty, the net amount calculated pursuant to (1) but adjusted to also include the amount of such penalty and to exclude any rent which would otherwise be required to be paid under such lease subsequent to the first date upon which it may be so terminated.
     “Availability Period” means the period from and including the Effective Date to but excluding the Commitment Termination Date.
     “Base Rate” means the rate of interest per annum publicly announced from time to time by Citibank, as its “base” rate; each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Board of Directors” means the Board of Directors of the Company.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Company for Loans in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day” shall also exclude, when used in connection with a Eurodollar Loan, any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person means the obligations to pay rent or other amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
     “Capital Markets Debt” means any Debt that is a security (other than syndicated commercial loans) that is eligible for resale in the United States pursuant to Rule 144A or outside the United States pursuant to Regulation S or a security (other than syndicated commercial loans) that is sold or subject to resale pursuant to a registration statement under the Act. As of the Effective Date, the Company’s Capital Markets Debt includes its 7.5% Debentures, issued under the indenture dated as of December 1, 1995, among NBD Bank, as trustee, and The Geon Company, 8 7/8 % Senior Notes, issued under the indenture dated as of April 23, 2002 among The Bank of New York, as trustee, and the Company, 10 5/8% Senior Notes, issued under the indenture dated as of May 6, 2003, among The Bank of New York, as trustee, and the Company and medium term notes, issued under the indenture dated as of November 9, 1996, among NBD Bank, as trustee, and M.A. Hanna Company.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Citibank” means Citibank, N.A.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and acquire participations in the Letter of Credit, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.
     “Commitment Termination Date” means the earlier to occur of (a) the 3rd Business Day prior to the date specified in clause (a) of the definition of Maturity Date and (b) the date of acceleration of the Loans pursuant to Section 6.01.
     “Company” means PolyOne Corporation, an Ohio corporation.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Event” means each Borrowing and each issuance, renewal, extension or increase of the Letter of Credit.
     “CUSA” has the meaning set forth in the preamble to this Agreement.
     “Debt” means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.
     “Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on which the conditions set forth in Section 4.01 are satisfied or waived in accordance with Section 8.02.
     “Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under any Environmental Law or environmental permit or relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, regulating or imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VI.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any statute successor thereto.
     “Excluded Taxes” means, with respect to any Agent, any Lender, the Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income, franchise, branch profits or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.15(a) or (ii) that is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).
     “Facility Fee” has the meaning ascribed to it in Section 2.10.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the fee letter, dated as of the date hereof, between the Company and CUSA.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located for tax residence purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Governmental Authority” means the government of the United States of America, or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case above to the extent regulated pursuant to any Environmental Law.
     “Indemnified Taxes” means Taxes (other than Excluded Taxes) and Other Taxes.
     “Indemnitee” has the meaning ascribed to it in Section 8.03(b).
     “Information” has the meaning ascribed to it in Section 8.13.
     “Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.06.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period therefor, as applicable, and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Issuing Bank” has the meaning ascribed to it in the preamble to this Agreement.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to the Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the undrawn amount of the Letter of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “Letter of Credit” has the meaning assigned to that term in Section 2.04(a).
     “LIBO Rate” means, with respect to each Interest Period, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in dollars with a term comparable to such Interest Period that appears on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period; provided, however, that if at any time for any reason such offered rate does not appear on the Reuters Screen LIBOR01 Page, “LIBO Rate” shall mean, with respect to each day during each Interest Period, the rate per annum (rounded upward to the nearest 1/100 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank or any of its Affiliates in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event the LIBO Rate is determined as set forth in the next preceding sentence, the LIBO Rate shall be determined by the

Administrative Agent on the basis of the applicable rates furnished to and received by the Administrative Agent from Citibank or any of its Affiliates on the second Business Day prior to the commencement of such Interest Period.
     “Lien” means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.
     “Loan Documents” means this Agreement and the Fee Letter.
     “Loans” means the loans made by the Lenders to the Company pursuant to Sections 2.03 and 2.04(e).
     “Margin Stock” has the meaning provided in Regulation U of the Board.
     “Material Adverse Change” means any material adverse change in the business condition (financial or otherwise), operations, performance, prospects, material obligations or properties of the Company or the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect upon (a) the business condition (financial or otherwise), operations, performance, prospects, material obligations or properties of the Company or the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent and any Lender under this Agreement or any other Loan Document or (c) the ability of the Company to perform its obligations under this Agreement or any other Loan Document.
     “Maturity Date” means the earlier to occur of March 20, 2011, and the date of acceleration of the Loans pursuant to Section 6.01.
     “Note” has the meaning ascribed to it in Section 2.08(e).
     “Notice of Borrowing Request” means a notice substantially in the form of Exhibit C-1 hereto delivered by the Company to the Administrative Agent pursuant to Section 2.03 with respect to a Borrowing Request.
     “Notice of LC Request” means a notice substantially in the form of Exhibit C-2 hereto delivered by the Company to the Issuing Bank and the Administrative Agent pursuant to Section 2.04(b) with respect to the Letter of Credit.
     “Obligations” means all obligations that the Company has from time to time incurred or may hereafter incur to the Agents, the Lenders and the Issuing Bank (or, in each case, any of them) under, in connection with or with respect to the Credit Agreement or the other Loan Documents.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising (but excluding any tax, charge or levy that constitutes an Excluded Tax) from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Participant” has the meaning ascribed to it in Section 8.04(e).
     “Paying Agent” has the meaning ascribed to it in the preamble to this Agreement.
     “Paying Agent’s Account” means the account of the Paying Agent maintained by the Paying Agent at its office at 4 New York Plaza, 15th Floor, New York, New York 10004-2413, or such other account of the Paying Agent as is designated in writing from time to time by the Paying Agent to the Company, the Administrative Agent, the Issuing Bank and the Lenders for such purpose.
     “Payment Default” means, with respect to any Debt, a failure to pay the principal of such Debt at its scheduled maturity after giving effect to any applicable grace period provided in the instrument(s) governing such Debt.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Receivables Facility” means one or more receivables financing facilities or arrangements, as amended or modified from time to time, pursuant to which the Company or any Subsidiary sells (including a sale in exchange for a promissory note or capital stock of an Accounts Receivable Subsidiary) its accounts receivable to an Accounts Receivable Subsidiary.
     “Register” has the meaning ascribed to it in Section 8.04(c).
     “Regulation S” means Regulation S promulgated under the Act, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, (a) at any time prior to the termination of the Commitments pursuant to Article VI, Lenders having Total Exposures and unused Commitments representing more than 50% of the aggregate Total Exposures and unused

Commitments at such time, and (b) for all purposes after the termination of the Commitments pursuant to Article VI, Lenders having outstanding Total Exposures representing more than 50% of the aggregate Exposures.
     “Reuters Screen LIBOR01 Page” means the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).
     “Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor (or pool thereof) or to which such lender or investor (or pool thereof) is a party, providing for the leasing by such Person or any of its subsidiaries of any property or asset of such Person or any of its subsidiaries which has been or is being sold or transferred by such Person or such subsidiary more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.
     “SEC” means the United States Securities and Exchange Commission.
     “Standard Securitization Undertakings” means (a) for the purposes of the Receivables Facility entered into on or before the Effective Date, the representations, warranties, covenants, undertakings and indemnities contained in the documentation related thereto, and (b) for all other purposes, representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that are reasonably customary in receivables financing facilities, including, without limitation, servicing of the obligations thereunder.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the voting stock or other interests (including partnership interests) is at the time owned or controlled, directly or indirectly, by:

     (a) such Person;
     (b) such Person and one or more subsidiaries of such Person; or
     (c) one or more subsidiaries of such Person;
     provided, however, that notwithstanding the foregoing, such entity is not a subsidiary of such Person if (i) such entity’s financial results are not consolidated with the financial results of such Person in accordance with GAAP and (ii) any other Person (or such other Person and one or more of such other Person’s subsidiaries, or one or more of such other Person’s subsidiaries) has the power to control by contract or otherwise the board of directors or equivalent governing body of, or otherwise controls, such entity.
     “Subsidiary” means any subsidiary of the Company.
     “SunBelt Guarantee” means the guarantee by the Company of obligations under the Guaranteed Secured Senior Notes due 2017, Series G of SunBelt Chlor Alkali Partnership pursuant to a Guarantee dated December 22, 1997 by the Company, as in effect on the date hereof, terminating on December 22, 2017 or satisfaction of such obligations, whichever is earlier.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Total Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
     “Transactions” means each of the execution, delivery and performance by the Company of this Agreement, the borrowing of Loans hereunder and the issuance and modification of the Letter of Credit for the account of the Company hereunder.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, supplemented, amended and restated or otherwise modified from time to time.
     SECTION 1.02. Terms Generally.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) any reference herein to any applicable law means such applicable law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable law means that section or provision of such applicable law from time to time in effect and any amendment, modification, codification, replacement, or reenactment of such section or other provision, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.03. Accounting Terms; GAAP.
     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or the calculation of compliance with such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.
ARTICLE II
THE CREDITS
     SECTION 2.01. Commitments.
     Subject to the terms and conditions set forth herein and without limiting each Lender’s obligation to make Loans pursuant to Section 2.04(e), each Lender agrees to make Loans to the Company from time to time during the Availability Period and to participate in the Letter of Credit in an aggregate principal amount not exceeding the amount of such Lender’s Commitment; provided, that after giving effect to each Credit Event (a) no Lender’s Total Exposure shall exceed such Lender’s Commitment, and (b) the sum of the Total Exposures of all the Lenders shall not exceed the sum of the Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Loans and request the issuance, renewal, amendment, extension, decrease and increase of the Letter of Credit.

     SECTION 2.02. Loans and Borrowings.
     (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders, ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Sections 2.04(e) and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company may request in accordance herewith and shall be in dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement and shall not be inconsistent with the duty of such Lender under Section 2.17(a) to minimize the amounts payable by the Company under Section 2.13 or 2.15.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six outstanding Eurodollar Borrowings.
     SECTION 2.03. Requests for Borrowings.
     To request a Borrowing, except as otherwise provided with respect to Loans to be made pursuant to Section 2.04(e), the Company shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than noon, New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of any ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent at its office set forth in Section 8.01 of a Notice of Borrowing Request signed by the Company. Each such telephonic Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. The Letter of Credit.
     (a) General. Subject to the terms and conditions set forth herein, the Issuing Bank agrees to issue and amend (including, without limitation, to increase or decrease the stated amount of or extension of the expiry of the Letter of Credit) at the request and for the account of the Company, a standby letter of credit substantially in the form of Exhibit D or in such other form as may be reasonably acceptable to the Issuing Bank and the Company (the “Letter of Credit”), at any time and from time to time during the Availability Period. The Issuing Bank shall not be under any obligation to issue the Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator binding upon the Issuing Bank shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law, rule, regulation or orders of any Governmental Authority applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that the Issuing Bank in good faith deems material to it.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of the Letter of Credit (or the amendment, renewal or extension of the Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at or before 2:00 p.m., New York time on the Business Day of the requested date of issuance, amendment, renewal or extension) a Notice of LC Request requesting the issuance of the Letter of Credit and specifying the requested date of issuance of the Letter of Credit (which shall be a Business Day) and, as applicable, specifying the date of amendment, renewal or extension (which shall be a Business Day), the date on which the Letter of Credit is to expire (which shall comply with subsection (c) of this Section), the amount of the Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend the

Letter of Credit. The Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of the Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the aggregate Commitments, and (ii) the Total Exposures shall not exceed the total Commitments. The Issuing Bank shall promptly (and in any event within one Business Day) notify the Administrative Agent of each issuance, amendment, renewal, extension or expiry of the Letter of Credit, and shall provide to the Administrative Agent such other information as the Administrative Agent shall reasonably request as to the Letter of Credit.
     (c) Expiration Date. The Letter of Credit shall expire at or prior to the date that is three (3) Business Days prior to the date specified in clause (a) of the definition of Maturity Date.
     (d) Participations. By the issuance of the Letter of Credit (or an amendment to the Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in the Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under the Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in subsection (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this subsection in respect of the Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement, the Issuing Bank shall promptly notify the Company by telephone, telecopy or other telecommunication of the date and amount of such LC Disbursement. The Company shall reimburse such LC Disbursement on demand; provided that unless the Company shall have notified the Administrative Agent otherwise, the Company’s obligations shall be financed with an ABR Borrowing made under this subsection (e) in an equivalent amount and, to the extent so financed, the Company’s obligation to reimburse such LC Disbursement shall be discharged and replaced by the resulting ABR Borrowing, which ABR Borrowing shall not be subject to the conditions precedent in Sections 4.01 and 4.02. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Each Lender agrees to fund its Applicable Percentage of such payment due from the Company on (i) the Business Day on which demand therefore is made by the Issuing Bank, provided that notice of such demand is given not later than 11:00 a.m. (New York time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have made such amount available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an ABR Loan made by such Lender on such Business Day for purposes of this Agreement.
     (f) Certain Liabilities Relating to the Letter of Credit. None of the Administrative Agent, the Lenders or the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of the Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.08(f)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that, without limiting Section 2.08(f), the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under the Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary (other than a valid injunction issued by a court of competent jurisdiction), or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under the Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement (whether through a Borrowing pursuant to Section 2.04(e) or otherwise), at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this subsection shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to subsection (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     SECTION 2.05. Funding of Borrowings.
     (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; except as provided otherwise with respect to ABR Loans made pursuant to Section 2.04(e), such transfers shall be made by (x) 12:00 Noon, New York City time in the case of Borrowings other than ABR Borrowings and (y) 2:00 p.m., New York City time in the case of ABR Borrowings on the date such Loan is made. The Administrative Agent will make such amounts available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company designated by the Company in the applicable Borrowing Request; provided that ABR Loans made to refinance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with subsection (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Company, the interest rate applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.06. Interest Elections.
     (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
     (b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.07. Termination of Commitments; Reduction of Commitments.
     (a) The Commitments shall terminate on the Maturity Date.
     (b) The Company may at any time terminate, or from time to time reduce, the aggregate amount of the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09 and any concurrent reduction in the stated amount of the Letter of Credit pursuant to Section 2.04(b), the sum of the Total Exposures of all the Lenders would exceed the total Commitments and (iii) the Company shall satisfy all its obligations in respect under Sections 2.14 and 8.03(d) in respect of such termination or reduction and any concurrent repayment.
     (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under subsection (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each reduction of the Commitments shall be made ratably among the Lenders based on their respective Commitments.
     SECTION 2.08. Repayment of Loans; Evidence of Debt; Obligations Absolute.
     (a) The Company hereby unconditionally promises to pay to the Paying Agent for application in accordance with Section 2.16 the outstanding principal amount of each Loan on the Maturity Date.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender to the Company, including the amounts of principal and interest payable and paid to such Lender by the Company from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to subsection (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a nonnegotiable promissory note substantially in the form attached as Exhibit B (a “Note”) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more Notes payable to the order of the payee named therein (or, if such Note is a registered Note, to such payee and its permitted registered assigns).
     (f) The Company’s obligation to repay the Loans, to reimburse LC Disbursements and to make the other payments provided herein shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of the Letter of Credit or this Agreement, or any term or provision therein, (ii) the existence of any claim, set-off, defense or other right that the Company, or any Affiliate of the Company may have at any time against the beneficiary or any transferee of the Letter of Credit (or any Persons or entities for whom such beneficiary or transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) without limiting Section 2.04(f), any draft, demand certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iv) payment by the Issuing Bank under the Letter of Credit against presentation of a draft or other document that does not comply with the terms of the Letter of Credit, (v) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (vi) any non-application or misapplication by the beneficiary the Letter of Credit of the proceeds of any drawing under the Letter of Credit; (vii) the fact that a Default shall have occurred and be continuing; or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder; provided, that none of the foregoing shall be deemed a waiver by the Company of any claim or cause of action that the Company may have against any Lender, the Administrative Agent or the Issuing Bank under this Agreement or applicable law, except to the extent limited by this Agreement.
     SECTION 2.09. Prepayment of Loans.
     (a) The Company shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, subject to prior notice in accordance with subsection (b) of this Section.
     (b) The Company shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than noon, New York City time, two Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders and the Paying Agent of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
     SECTION 2.10. Fees.
          The Company agrees to pay to the Paying Agent for application in accordance with Section 2.16 a facility fee (the “Facility Fee”), payable in such amounts and at the times specified in the Fee Letter. The Facility Fee shall be paid on the dates due in immediately available funds. Absent manifest error, once paid, the Facility Fee shall not be refundable under any circumstances.
     SECTION 2.11. Interest.
     (a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing.
     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to subsection (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.
     (e) All computations of interest for Alternate Base Loans when the Alternate Base Rate is based on the Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of the Facility Fee under Section 2.10(a) shall be made on the basis of a 360-day year and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid. The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.12. Alternate Rate of Interest.
     If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that, by reason of circumstances generally affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that because of a change in circumstances affecting the eurodollar market generally the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     SECTION 2.13. Increased Costs. Subject to Section 2.17,
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or the Letter of Credit or participations therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank in an amount that such Lender or the Issuing Bank reasonably deems to be material of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost of such Lender or the Issuing Bank in an amount that such Lender or the Issuing Bank reasonably deems to be material of participating in, issuing or maintaining the Letter of Credit or reduce the amount of any sum received or receivable by such Lender or the Issuing bank hereunder (whether of principal, interest or otherwise), then the Company will pay to the Paying Agent for distribution to the Administrative Agent, other than any increase in costs resulting from (A) Excluded Taxes or (B) Indemnified Taxes or Other Taxes to which Section 2.15 is applicable, which the Company will pay to such Lender or the Issuing Bank, as the case may be, for the account of such Lender or the Issuing Bank in accordance with Section 2.15, such additional amount or amounts necessary to compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or the Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s the Issuing Bank’s holding company could have achieved but for such Change in Law by an amount reasonably deemed to be material by such Lender or the Issuing Bank or the Issuing Bank’s holding company, then from time to time the Company will pay to the Paying Agent for distribution to the Administrative Agent for the account of such Lender or the Issuing Bank in accordance with Section 2.16 such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, and explaining in reasonable detail the method by which such amount or amounts shall have been determined, shall be delivered to the Company and shall be conclusive absent manifest error; provided that no Lender nor the Issuing Bank shall be required to deliver information pursuant to this Section relating to its business, other than any such information that is available to the Company on a nonconfidential basis prior to the date of such certificate. The Company shall pay to the Paying Agent the amount shown as due on any such certificate within 30 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor in accordance with this Section; provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.14. Break Funding Payments.
     In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d)  the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.17, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, continued, converted or prepaid, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the Interest Period that would have commenced on the date of such failure for such Loan), over (ii) the amount of interest that would have accrued to such Lender on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the interbank eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. Each affected Lender requesting payment under this Section shall submit written demand specifying in reasonable detail the events and circumstances resulting in such payment obligation, together with a certificate as to any amounts payable pursuant to this Section, to the Company. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
     SECTION 2.15. Taxes.
     (a) Any and all payments by or on account of any obligation of the Company hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Paying Agent, any Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Company shall indemnify the Administrative Agent, the Paying Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other

Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the Paying Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or an account of any obligation of the Company hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by the Administrative Agent or the Paying Agent, on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Company shall have no obligation to indemnify the Administrative Agent, the Paying Agent, any Lender or the Issuing Bank for any interest, penalties or expenses described above arising from the gross negligence or willful misconduct of the Administrative Agent, the Paying Agent, such Lender or the Issuing Bank, as the case may be, in taking any action it was required by applicable law to take including, but not limited to, filing any tax return or report in a timely manner.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent (with a copy to the Paying Agent) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located for tax residence purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, upon request of the Company, deliver to the Company (with a copy to the Administrative Agent and the Paying Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (f) If the Administrative Agent, Paying Agent, the Issuing Bank or any Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Paying Agent, The Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent, the Paying Agent, the Issuing Bank or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Paying Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Paying Agent, the Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative

Agent, the Paying Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.
     SECTION 2.16. Payments Generally; Pro Rata Treatment.
     (a) The Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursement of LC Disbursements or of any amounts under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 Noon, New York City time, on the date when due in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Paying Agent to be credited to the Paying Agent’s Account. All payments made by the Company to the Paying Agent as provided herein or in any Note shall be deemed received by the Lenders or the Issuing Bank for all purposes as between the Lenders or the Issuing Bank and the Company. The Administrative Agent shall notify the Paying Agent in advance of each such expected payment. The Paying Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or Facility Fees to the Administrative Agent or, with respect to payments to be made to the Issuing Bank, the Issuing Bank, and the Administrative Agent or the Issuing Bank (as the case may be) will promptly after any such payment cause to be distributed like funds relating to the payment of principal or interest or Facility Fees (other than amounts payable pursuant to Section 2.04(f), 2.13, 2.14, 2.15 or 8.03(a), (b) or (c)) (according to the Lenders’ respective Commitments) to the Lenders for the account of their respective lending offices, and like funds relating to the payment of any other amount payable to any Lender to the Administrative Agent, and the Administrative Agent then shall cause like funds to be distributed to such Lender for the account of its applicable lending office, in each case to be applied in accordance with the terms of this Agreement or any Note. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall obtain payment in respect of any principal of or interest on any of its Loans or participations in unreimbursed LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations in unreimbursed LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans or participations in unreimbursed LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans or participations in unreimbursed LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).
     (d) Unless the Paying Agent shall have received notice from the Company prior to the date on which any payment is due to the Paying Agent for the account of the Lenders or the Issuing Bank that the Company will not make such payment, the Paying Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Administrative Agent, whereupon the Administrative Agent shall distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Paying Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Paying Agent, at the Federal Funds Effective Rate.
     (e) If any Lender or the Issuing Bank shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender or the Issuing Bank to satisfy such Lender’s or the Issuing Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.17. Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.13, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.13, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if in connection with any proposed amendment, modification, waiver or consent, the consent of the Required Lenders has been obtained but the consent of a Lender the consent of which is required shall not have been obtained, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Company represents and warrants as of the date hereof to each of the Lenders and the Issuing Bank as follows:
     SECTION 3.01. Organization; Powers.
     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except to the extent that any failure to be so qualified or in good standing as a foreign entity could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.02. Authorization.
     The execution, delivery and performance by the Company of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, do not (i) contravene the Company’s charter or code of regulations, (ii) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, or (iii) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Company under, or result in or require the creation of any lien upon or security interest in any property of the Company pursuant to the terms of, any agreement or instrument (other than any Loan Document) binding on or affecting the Company or any of its properties.
     SECTION 3.03. Governmental Approvals; No Conflicts.
     No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Company of the Agreement or any other Loan Documents.
     SECTION 3.04. Binding Obligation; Enforceability.
     This Agreement has been, and each of the other Loan Documents when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.
     SECTION 3.05. Financial Condition.
     (a) The consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2006, and the related consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young, LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date and the consolidated results of the operations of the Company and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.
     (b) Since December 31, 2006, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.
     SECTION 3.06. Litigation.
To the best of the Company’s knowledge, there is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency, or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

     SECTION 3.07. Investment Company Act.
     The Company is not an “investment company” or a “company” controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     SECTION 3.08. Federal Reserve Regulations.
     The Borrowings under this Agreement and the application of the proceeds thereof as provided herein will not violate Regulation T, U or X of the Board.
     SECTION 3.09. Disclosure.
     Each of the annual and quarterly reports required to be filed by the Company under Section 13(a) of the Exchange Act since December 31, 2006 has been filed and, as of the respective dates thereof and as of the date hereof, such reports (as each such report may have been supplemented or revised by any subsequent report filed by the Company) did not contain and do not contain an untrue statement of a material fact and did not omit and do not omit to state a material fact necessary in order to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.
ARTICLE IV
CONDITIONS
     SECTION 4.01. Conditions to Effective Date.
     The obligations of the Lenders to make Loans to the Company and of the Issuing Bank to issue the Letter of Credit for the account of the Company shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 8.02):
     (a) The Administrative Agent shall have received at least one executed counterpart of this Agreement from the Company, each Agent, the Issuing Bank and each Lender, and arrangements satisfactory to the Administrative Agent shall have been made for the delivery of additional executed counterparts, sufficient in number for distribution to the Agents, the Issuing Bank, the Lenders and the Company, together with all Exhibits thereto;
     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Effective Date) of Thompson Hine LLP, counsel to the Company, in a form reasonably satisfactory to the Administrative Agent;
     (c) The Administrative Agent shall have received documents and certificates relating to the organization, existence and good standing of the Company, the authorization of the Transactions, the incumbency of the persons executing this Agreement on behalf of the Company, all in form and substance satisfactory to the Administrative Agent;

     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming as of the Effective Date, that (i) the representations and warranties of the Company set forth in Article III of this Agreement are true and correct in all material respects on and as of such date, except to the extent any such representation or warranty expressly refers to another date and (ii) no Default has occurred and is continuing; and
     (e) The Administrative Agent and each Lender (and its Affiliates) shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
     SECTION 4.02. Condition to Each Credit Event.
     The obligation of each Lender to make a Loan to the Company on the occasion of any Borrowing (other than a Borrowing made to reimburse the Issuing Bank for any LC Disbursement as provided in Sections 2.04(d) and (e)), and the obligation of the Issuing Bank to issue, renew, extend or increase the amount of the Letter of Credit, is subject to the satisfaction of the condition that, at the time of and immediately after giving effect to such Credit Event, no Event of Default shall have occurred and be continuing.
     Each Credit Event shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the satisfaction of the condition described in this Section.
ARTICLE V
COVENANTS
     (a) Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and the Letter of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
     SECTION 5.01. Securities Act.
     The Company shall furnish to each Lender:
     (a) within 15 days after the Company is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;
     (b) on or before March 31, a certificate of a Financial Officer, stating whether to the best knowledge of the signer thereof a Default has occurred or if the Company has failed in the performance and observance of any of the terms, provisions and conditions of this Agreement (without regard to any period of grace or requirement of notice provided hereunder) and, if any such Default or failure shall have occurred, specifying all such

Defaults or failures and the nature and status thereof of which the signer may have knowledge; and
     (c) within 30 days of the date the Company knew or reasonably should have known of the occurrence of any Event of Default, written notice thereof to the Administrative Agent.
     SECTION 5.02. Payment of Obligations under the Loan Documents.
     The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Loans on the dates and in the manner provided in this Agreement and the Loan Documents.
     SECTION 5.03. Taxes.
     The Company shall pay or discharge or cause to be paid or discharged, and shall cause each of its Subsidiaries (other than any Accounts Receivable Subsidiary) to pay or discharge or cause to be paid or discharged, prior to delinquency, all material taxes, assessments, and governmental levies; provided that neither the Company nor any such Subsidiary shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.
     SECTION 5.04. Corporate Existence.
     The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries (other than any Accounts Receivable Subsidiary), in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary (other than any Accounts Receivable Subsidiary) and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries (other than any Accounts Receivable Subsidiary); provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of the Company or any of its Subsidiaries (other than any Accounts Receivable Subsidiary), if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries (other than any Accounts Receivable Subsidiary), taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.
     SECTION 5.05. Limitation on Liens.
     The Company will not, and will not permit any of its Subsidiaries (other than any Accounts Receivable Subsidiary) to, incur or suffer to exist any Lien (other than any Permitted Lien) on property now owned or hereafter acquired to secure Debt without making, or causing such Subsidiary (other than any Accounts Receivable Subsidiary) to make, effective provision for securing the Obligations (and, if the Company so determines, any other Debt of the Company which is not subordinate to the Obligations or of such Subsidiary (other than any Accounts

Receivable Subsidiary)) equally and ratably with such Debt as to such property so long as such Debt is so secured.
               “Permitted Liens” means:
     (a) Liens in respect of Debt existing on the date hereof;
     (b) Liens on property existing at the time of acquisition thereof;
     (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary (other than any Accounts Receivable Subsidiary);
     (d) Liens on property of the Company or any Subsidiary (other than any Accounts Receivable Subsidiary) in favor of the United States of America, any state thereof or any instrumentality of either to secure certain payments pursuant to any contract or statute;
     (e) Liens to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens, and securing only the property so purchased, constructed or improved and proceeds thereof;
     (f) Liens for taxes or assessments or other governmental charges or levies, Liens imposed by law, such as mechanics’ and materialmen’s Liens, for sums not due or sums being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP, and Liens securing reimbursement obligations with respect to trade letters of credit, bankers’ acceptances and sight drafts Incurred in the ordinary course of business which encumber documents and other property relating to such trade letters of credit, bankers’ acceptances and sight drafts;
     (g) Liens to secure obligations under workers’ compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable;
     (h) Liens created by or resulting from any litigation or other proceedings which are being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Subsidiary (other than any Accounts Receivable Subsidiary) with respect to which the Company or such Subsidiary (other than any Accounts Receivable Subsidiary) is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 30 days of the date of judgment; or Liens incurred by the Company or any Subsidiary (other than any Accounts Receivable Subsidiary) for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary (other than any Accounts Receivable Subsidiary) is a party;
     (i) Liens not otherwise permitted by clauses (a) through (h) securing Debt or other obligations permitted under this Agreement at any time outstanding not to exceed $10.0 million; and

     (j) Liens to secure any extension, renewal or refinancing (or successive extensions, renewals or refinancings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a) to (j) so long as such Liens do not extend to any other property and the Debt so secured is not increased.
               In addition to the foregoing, the Company or any Subsidiary (other than any Accounts Receivable Subsidiary) may incur a Lien to secure Debt or enter into a Sale and Leaseback Transaction, without equally and ratably securing the Obligations, if after giving pro forma effect to the incurrence of such Debt (and the receipt and application of proceeds thereof) or the securing of outstanding Debt the sum (without duplication) of (a) the amount of Debt of the Company and its Subsidiaries subject to a Lien (other than Permitted Liens), and (b) the Attributable Value of the Sale and Leaseback Transactions entered into does not exceed 10% of Consolidated Net Tangible Assets of the Company at the time of such determination.
               In addition, if on and after the Effective Date any Capital Markets Debt of the Company or any Subsidiary or the SunBelt Guarantee becomes secured by a Lien, then the Company will cause the Obligations to be secured equally and ratably by a Lien on the same property as such Lien for so long as such Capital Markets Debt or the SunBelt Guarantee remains secured.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.01. Events of Default.
     If any of the following events (“Events of Default”) shall occur:
     (a) the Company shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement (that is not otherwise reimbursed by an ABR Borrowing pursuant to Section 2.04(e)) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) default in the payment of any interest on any Loan, the Facility Fee, or any other amount (other than principal of any Loan or any LC Disbursement) payable hereunder when due and such default continues until the earlier of 30 days after the date such payment was due and the Maturity Date;
     (c) any representation or warranty made by or on behalf of the Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made;
     (d) the occurrence of a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt by the

Company or any of its Subsidiaries (or any Debt guaranteed by the Company or any of its Subsidiaries if the Company or a Subsidiary does not perform its payment obligations under such guarantee within any grace period provided for in the documentation governing such guarantee), whether such Debt or guarantee exists on the date hereof or is thereafter created, which default (i) constitutes a Payment Default or (ii) results in acceleration of such Debt prior to its scheduled maturity, and in each case, the principal amount of any other such Debt under which there has been a Payment Default or that has been so accelerated, aggregates $25,000,000 or more without such Debt or guarantee having been discharged or such acceleration having been rescinded or annulled, as applicable, within a period of ten days of the date of such Payment Default or acceleration, as applicable;
     (e) default in the performance, or breach, of any term, covenant or warranty of the Company under any Loan Document (other than a term, covenant or warranty a default in whose performance or whose breach is specifically dealt with in paragraph (a), (b) or (e) above), and such default or breach continues for a period of 60 days after there has been given to the Company by the Administrative Agent or to the Company and the Administrative Agent by the Required Lenders a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
     (f) a Bankruptcy Event occurs. A “Bankruptcy Event” means (i) the Company pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of any order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property or (D) makes a general assignment for the benefit of its creditors or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company and, in each case, such order or decree remains unstayed and in effect for 90 days. “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors. “Bankruptcy Proceeding” means a proceeding with respect to the Company described in the definition of “Bankruptcy Event”;
then, and in every such event (other than an event with respect to the Company described in clause (f) this Section 6.01), and at any time thereafter during the continuance of such event, the Paying Agent (in the case of an Event of Default described in clause (a) or (b) above) shall promptly provide notice of such Event of Default to the Administrative Agent, and the Administrative Agent, upon receipt of such notice from the Paying Agent, and in the case of any other Event of Default, shall, at the request of the Required Lenders, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the obligation of the Lenders to make Loans (other than pursuant to Section 2.04(e)) and of the Issuing Bank to issue or amend the Letter of Credit, and thereupon such obligations shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable, and thereupon the principal of the Loans, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (g) of this

Article, the obligation of the Lenders to make Loans (other than pursuant to Section 2.04(e)) and of the Issuing Bank to issue or amend the Letter of Credit shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided, that, at any time after a declaration of acceleration described in clause (ii) above has occurred and before a judgment for payment of the money due has been obtained by the Administrative Agent, the Issuing Bank or any Lender, the Required Lenders, by written notice to the Company and the Administrative Agent, may rescind and annul such declaration and its consequences if such rescission and annulment would not conflict with any judgment or decree of a court of competent jurisdiction, all existing Events of Default (other than the nonpayment of principal of and interest on any Loan that has become due solely by reason of the declaration of acceleration described in clause (a) above) have been cured or waived, and no such rescission or annulment shall affect any subsequent Default or impair any right consequent thereon.
     SECTION 6.02. Notice of Defaults.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from the Paying Agent (of a failure to make a payment of principal of or interest on the Loans), a Lender or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Paying Agent, the Lenders and the Issuing Bank. The Administrative Agent shall (subject to Article VII) take such action with respect to such Default as shall be directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.
ARTICLE VII
THE ADMINISTRATIVE AGENT AND THE PAYING AGENT
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Paying Agent as its agent and authorizes the Administrative Agent and the Paying Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Paying Agent, as applicable, by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     Any bank serving as the Administrative Agent or the Paying Agent hereunder shall have the same rights and powers in its capacity as a Lender or the Issuing Bank as any other Lender and may exercise the same as though it were not the Administrative Agent or the Paying Agent, as applicable, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of its Subsidiaries thereof or other Affiliate thereof as if it were not the Administrative Agent or the Paying Agent, as applicable, hereunder.
     Neither Agent shall have any duties or obligations except those expressly set forth for such Agent herein. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders, and (c) except as expressly set forth herein, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) to the extent required by Section 8.02 or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding subsections shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of an appropriate successor Agent as provided in this subsection, each Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld or delayed), to appoint a successor, which must be a bank or trust company with an office in New York, New York, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and in consultation with the Company, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those, if any, payable to its predecessor unless otherwise agreed between the Company and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as such Agent.
     Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE VIII
MISCELLANEOUS
     SECTION 8.01. Notices.
     (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Company, to 33587 Walker Road, Avon Lake, Ohio 44012, Telecopy: (440) 930-1839, Attention: Treasurer;
     (ii) if to the Administrative Agent, to Two Penns Way, Suite 110, New Castle, Delaware 19720, Telecopy: (212) 994-0847, Attention:                                         ;
     (iii) if to the Paying Agent, to 4 New York Plaza, New York, NY 10004-2413, Attention: [                    ], Telecopy: (212) 815-5570, with a copy to [                    ], Telecopy: [                    ];
     (iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire (a copy of which the Administrative Agent shall provide to the Company, unless such notice or communication was delivered by the Company); and

     (v) if to the Issuing Bank, to Two Penns Way, Suite 110, New Castle, Delaware 19720, Telecopy: [                    ], Attention: [                    ].
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(b) Electronic Mail and Use of Platform.
     (i) The Company hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (x) relates to the payment of any LC Disbursement or any Loan or other amount due under this Agreement prior to the scheduled date therefor, (y) provides notice of any Default or Event of Default under this Agreement or (z) is required to be delivered to satisfy any condition precedent to the occurrence of the Effective Date and/or any issuance of the Letter of Credit (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, Company agrees to continue to provide the Communications to the Administrative Agent in the manner otherwise specified in this Agreement but only to the extent requested by the Administrative Agent.
     (ii) The Company further agrees that, after the Assignment Date, the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO COMPANY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT,

CONTRACT OR OTHERWISE) ARISING OUT OF COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     (iii) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement. Each Lender agrees (x) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (y) that the foregoing notice may be sent to such e-mail address.
     (iv) Nothing herein shall prejudice the right of the Administrative Agent or any Lender or the Issuing Bank to give any notice or other communication pursuant to this Agreement in any other manner specified herein.
          (c) Reliance by Administrative Agent and Lenders. The Administrative Agent, the Lenders and the Issuing Bank shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent-Related Person, the Issuing Bank and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company except to the extent such losses, costs, expenses or liabilities resulted primarily from the gross negligence or willful misconduct of such Agent-Related Person, the Issuing Bank or such Lender, as applicable. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     SECTION 8.02. Waivers; Amendments.
          (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby and the Issuing Bank, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or any other amount payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or (v) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent and (B) no amendment, modification or waiver of this Agreement or any provision hereof that would alter the rights or duties of the Issuing Bank hereunder shall be effective without the written consent of the Issuing Bank.
          (c) In addition to any amendment otherwise authorized by this Agreement, the Company and the Administrative Agent from time to time and at any time may enter into an amendment hereto, without the consent of the Lenders or the Issuing Bank, for one or more of the following purposes:
     (i) to cure any ambiguity, defect, or inconsistency in this Agreement or the Notes, or to make such other provisions in regard to matters or questions arising under this Agreement or under any amendment as the Company’s Board of Directors may deem necessary or desirable, and which shall not in either case adversely affect the interests of the Lenders or the Issuing Bank in any material respect;
     (ii) to evidence the succession of another Person to the Company, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Company, as the case may be;
     (iii) to add to the covenants of the Company or to surrender any right or power herein conferred upon the Company;

     (iv) to add any additional Events of Default; or
     (v) to secure the Loans or to provide that any of the Company’s obligations under this Agreement shall be additionally guaranteed and the terms and conditions for the release or substitution of such security or guarantee.
Upon the request of the Company, accompanied by resolutions of the Company’s Board of Directors authorizing the execution of any such amendment, the Administrative Agent is hereby authorized join with the Company in the execution of any such amendment, and to make any further appropriate agreements and stipulations that may be therein contained, but the Administrative Agent shall not be obligated to enter into any such amendment that affects the Administrative Agent’s own rights, duties or immunities under this Agreement or otherwise. Any amendment authorized by the provisions of this Section 8.02(c) may be executed by the Company and the Administrative Agent without the consent of any of the Lenders or the Issuing Bank, notwithstanding any of the provisions of Section 8.02(b).
     SECTION 8.03. Expenses; Indemnity; Damage Waiver.
          (a) The Company agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder and the Letter of Credit, including in connection with any workout, restructuring or negotiations in respect thereof.
          (b) The Company agrees to indemnify each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the Letter of Credit or the use of the proceeds thereof (including any refusal by the Issuing Bank to honor a demand for payment under the Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from or to have been attributable to the gross negligence or willful misconduct of such Indemnitee or its Affiliates or from a breach of this Agreement by such Indemnitee.
          (c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
          (d) To the extent permitted by applicable law, the Company shall not, and each Indemnitee, by its acceptance of any right to or benefit of indemnification under this Agreement and as a condition to its rights to and benefits of indemnification provided for herein, agrees that it shall not, assert, and hereby waives, any claim against any Indemnitee or the Company, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated thereby, any Loan or the Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than 30 days after the delivery of written demand to the Company therefor.
     SECTION 8.04. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Participants and the Related Parties of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 8.04(b), participations in LC Disbursements) at the time owing to it); provided that (i) except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, (B) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or a Participant or any owner of a beneficial interest in any of the foregoing Persons (and further assignments by such Persons or subsequent assignees) or (C) any assignment on or after the Assignment Date, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Loan Documents with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment prior to the Assignment Date must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with, in the case of each such assignment made prior to the Assignment Date, a processing and recordation fee of $3,500 (which requirements the Administrative Agent may waive in whole or in part in its sole discretion on a case by case basis); and (v) any Lender may, without the approval of the Company and the Administrative Agent, assign all or a portion of its rights to any of its Affiliates.
          (c) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements outstanding pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, each Agent, the Lenders and the Issuing Bank may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank, the Paying Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee, if any, required under subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.
          (e) Any Lender may, without the consent of any of the Company, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (each a

“Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to subsection (f) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(f) as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participations sold to such Participant, unless the sale of the participations to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Company is notified of the participations sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.15(f) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
          (h) As used herein, the following terms have the following meanings:
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender (including Citibank), (iii) any counterparty to a swap or derivatives transaction relating to the Company and its obligations, or (iv) any other Person, with the consent of the Administrative Agent and, unless (A) an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with this Section 8.04 or (B) the Assignment Date has occurred, the Company, which consent shall not be unreasonably withheld or delayed; provided that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     SECTION 8.05. Survival.
     All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 8.06. USA Patriot Act.
     Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with its requirements.
     SECTION 8.07. Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter and any other separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 8.08. Severability.
     Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 8.09. Waiver of Right of Setoff.
     Each Lender and each Agent hereby waives any right or setoff or recoupment it may have against the Company under any contract, agreement or other instrument or applicable law.
     SECTION 8.10. Governing Law; Jurisdiction; Consent to Service of Process; Process Agent; Waiver of Immunity.
     (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction.
     (c) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) The Company and each other party to this Agreement irrevocably consent to service of process in the manner provided for notices to it in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 8.11. WAIVER OF JURY TRIAL.
     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 8.12. Headings.
     Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 8.13. Confidentiality.
     Each of the Administrative Agent, the Paying Agent and the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) on a “need to know” basis solely in connection with the Transactions, (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), provided, however, that, to the extent legally permitted, the Company is promptly notified in order that it may seek a protective order or take other appropriate action, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivatives transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Paying Agent, any Lender or the Issuing Bank on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company in connection with this Agreement relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a

nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified as confidential at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 8.14. Interest Rate Limitation.
     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

POLYONE CORPORATION
By
Name:
Title:

CITICORP USA, INC., individually, as Administrative Agent, as Issuing Bank and as Lender
By
Name:
Title:

THE BANK OF NEW YORK, as Paying Agent
By
Name:
Title:

PolyOne — Credit Agreement

EXHIBIT A
to Credit Agreement
FORM OF
ASSIGNMENT AND ACCEPTANCE
     This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including any letters of credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[an Affiliate of [Lender]]

3.	Company:	POLYONE CORPORATION

4.	Administrative Agent:	CITICORP USA, INC., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of January [ ], 2008, among POLYONE CORPORATION, the Lenders party thereto, CITICORP USA, INC., as Administrative Agent, and the other agents and the issuing bank parties thereto

6.	Assigned Interest:

Amount of
Aggregate Amount of	Commitment/Loans/	Percentage Assigned
Commitment/Loans/LC	LC Exposure	of Commitment/
Exposure for all Lenders	Assigned	Loans/LC Exposure[1]
$	$	%
Effective Date:                                          , 20                     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans/LC Exposure of all Lenders thereunder.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

Consented to and accepted:
CITICORP USA, INC.,
as Administrative Agent

By:
Name:
Title:

CITICORP USA, INC.,
as Issuing Bank

By:

Name:
Title:

[Consented to:]2
POLYONE CORPORATION

By:
Name:
Title:

[2]	The Company’s consent will not be required if an Event of Default has occurred and is continuing or the assignment is to an Affiliate of the Assignor or to a counterparty to a swap or derivatives transaction relating to the Company and its obligations.

ANNEX I
POLYONE CORPORATION
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iii) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
to Credit Agreement
FORM OF NOTE

$	,
     FOR VALUE RECEIVED, the undersigned, POLYONE CORPORATION, an Ohio corporation (the “Company”), unconditionally promises to pay to the order of                     (the “Lender”) the principal sum of                     DOLLARS ($                    ) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to the Credit Agreement, dated as of January [___], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the financial institutions (including the Lender) from time to time parties thereto, Citicorp USA, Inc., as the Administrative Agent, and each of the other agents and the issuing bank party thereto, on such dates and in such amounts as are set forth in the Credit Agreement. The amounts payable under the Credit Agreement may be reduced only in accordance with the terms of the Credit Agreement. Unless otherwise defined, capitalized terms used herein have the meanings provided in the Credit Agreement.
     The Company also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
     Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Paying Agent.
     This Note is one of the Notes referred to in, and evidences the Loans made by the Lender under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Company is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be or shall automatically become immediately due and payable.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

POLYONE CORPORATION

By
Name:
Title:

B-1

LOAN AND PRINCIPAL PAYMENTS

	Amount	Amount of	Unpaid	Notations
Date	of Loan	Principal Repaid	Principal Balance	Made By

B-2

EXHIBIT C-1
to Credit Agreement
[Letterhead of Company]
FORM OF
NOTICE OF BORROWING REQUEST
Date:                                         ,
Citicorp USA, Inc., as Administrative Agent
   party to the Credit Agreement referred to
   below
Two Penns Way, Suite 110
New Castle, Delaware 19720
Re:   POLYONE CORPORATION — NOTICE OF BORROWING REQUEST
Ladies and Gentlemen:
     This Notice of Borrowing Request is delivered to Citicorp USA, Inc., as the administrative agent (the “Administrative Agent”), pursuant to Section 2.03 of the Credit Agreement, dated as of January [___], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among POLYONE CORPORATION, an Ohio corporation (the “Company”), the financial institutions from time to time parties thereto as lenders (the “Lenders”), and Citicorp USA, Inc., as the Administrative Agent, and the Issuing Bank named therein. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement. We hereby request a Borrowing as follows:
(i)	the aggregate amount of the requested Borrowing is $ ;

(ii)	the date of such Borrowing[1] is ;
(iii) such Borrowing is to be [an ABR Borrowing][a Eurodollar Borrowing, and the initial Interest Period to be applicable thereto is [one][two][three][six] months]; and
(iv)	the location and number of the Company’s account to which funds are to be disbursed is . [2]

[1]	Must be a Business Day.

[2]	Must comply with the requirements of Section 2.05.

     The Company has caused this Notice of Borrowing Request to be executed and delivered by a Financial Officer of the Company this ___day of                     ,                     .

POLYONE CORPORATION

By
Name:
Title:

EXHIBIT C-2
to Credit Agreement
[Letterhead of Company]
FORM OF
NOTICE OF LC REQUEST
Date:                                 ,

Citicorp USA, Inc., as Administrative Agent and the LC Issuer party to the Credit Agreement referred to below
Two Penns Way, Suite 110
New Castle, Delaware 19720
Re:     POLYONE CORPORATION — NOTICE OF LC REQUEST
Ladies and Gentlemen:
     This Notice of LC Request is delivered to Citicorp USA, Inc., as the issuing bank (the “Issuing Bank”), pursuant to Section 2.04(b) of the Credit Agreement, dated as of January [                    ], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among POLYONE CORPORATION, an Ohio corporation (the “Company”), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the Issuing Bank, and Citicorp USA, Inc., as the Administrative Agent. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.
     1. [We request that the Letter of Credit (the “Letter of Credit”) be issued as provided herein. The amount of the Letter of Credit is $                    . After giving effect to the issuance of the Letter of Credit, the Total Exposures of all Lenders will not exceed the aggregate Commitments.] [We request that the [identify Letter of Credit] (the “Letter of Credit”) be [amended] [renewed] [extended] as provided herein. After giving effect to the [amendment] [renewal] [extension] of the Letter of Credit, the Total Exposures of all Lenders will not exceed the aggregate Commitments.]
     2. The proposed date of the requested [issuance] [amendment] [renewal] [extension] of the Letter of Credit is                     ,                      (which is a Business Day).

     3. The expiration date of the Letter of Credit is                                          ,                     .3
     4. [Company to add any other description necessary to prepare, amend, renew or extend the Letter of Credit (including amount of Letter of Credit, beneficiary thereof, drawing conditions, etc.).]
     The undersigned Financial Officer of the Company certifies that each of the conditions precedent to the proposed issuance set forth in Section 4.02 of the Credit Agreement has been satisfied.
     The Company has caused this Notice of LC Request to be executed and delivered by a Financial Officer of the Company this                      day of                     ,                     .

POLYONE CORPORATION
By
Name:
Title:

[3]	Insert date that is at or prior to the Business Day prior to the date specified in clause (a) of the definition of Maturity Date.

EXHIBIT D
to Credit Agreement
FORM OF STANDBY LETTER OF CREDIT
Date:                     , 20
Beneficiary:
Citibank, N.A.
c/o Citicorp North America, Inc.
3800 Citibank Center
Building B 3rd Floor
Tampa, FL 33610
Letter of Credit No. [•]
Ladies and Gentlemen:
     By order of POLYONE CORPORATION (the “Company”), we hereby open our irrevocable Standby Letter of Credit No.                      (this “Credit”), in your favor for an amount of USD                      and No Cents (                     U.S. Dollars and 00/100), which may adjust from time to time as provided in the next paragraph, effective immediately and expiring at our office located at 399 Park Avenue, New York, NY 10022-4614 (the “Office”) on                     ,                     .
     This Credit has been issued in your favor as security in support of the letters of credit already issued by you or to be issued by you on or after the date hereof in the amounts notified to us by you or to be issued by you from time to time hereafter for the account of the Company pursuant to the Agreement for Letter of Credit, dated as of January [                    ], 2008, between the Company and you (the “Reimbursement Agreement”) and any other written agreement between the Company and you regarding the issuance of letters of credit for the account of the Company that specifies that such letters of credit are to be considered Citibank LCs, as hereinafter defined (such letters of credit being hereinafter referred to collectively as the “Citibank LCs”). The amount outstanding under this Credit may adjust from time to time, without amendment, to account for (i) drawings hereunder that we have honored (in the amount of such drawing), (ii) cancellation, increase, reduction or expiration of Citibank LCs, upon receipt by us of your notice describing such cancellation, increase, reduction or expiration (in the amount of the available amount of the Citibank LCs that have been cancelled or expired or in the amount of such reduction, as applicable), and (iii) issuance by you from time to time after the date hereof of any Citibank LC (in the amount of the available amount of such Citibank LC), subject in the case of any increase described in clause (ii) or any issuance described in clause (iii), to confirmation by us prior to such increase or issuance of the available amount hereunder. In no event shall the amount available hereunder exceed $[                    ].
     Funds hereunder are available to you against your sending to us by courier or facsimile either of the following written certifications:

“We hereby demand payment in the amount of USD                      because, in connection with our Irrevocable Standby Letter of Credit No.                      (the “Credit”), the beneficiary has drawn a draft under the Credit (the “Draft”), and we have not been reimbursed for the amount of such Draft.”
“We hereby demand payment in the amount of USD                     (which amount does not exceed the aggregate outstanding undrawn amounts under the letters of credit issued under the Agreement for Letter of Credit, dated as of                     ,                     , as amended (the “Reimbursement Agreement”), between PolyOne Corporation and Citibank, N.A.) because there has been an Event of Default (without regard to the proviso at the end of Section 14 of the Reimbursement Agreement) under the Reimbursement Agreement.
     Any number of multiple draws are permitted from time to time.
     Presentation of drawing document(s) may also be made by telecopy transmission to (212) 994-0847, or such other telecopy number identified by Citicorp USA, Inc. in a written notice to you. To the extent a presentation is made by telecopy transmission, you must provide telephone notification thereof to Citicorp USA, Inc. ((302) 994-6109, [                    ]), prior to or simultaneously with the sending of such telecopy transmission, provided, however, that Citicorp USA, Inc.’s receipt of such telephone notice shall not be a condition to payment hereunder.
     We hereby agree to honor your drawing documents as specified above, if presented in compliance with the terms and conditions of this Standby Letter of Credit.
     Should you have occasion to communicate with us regarding this Standby Letter of Credit, please direct your correspondence to our Office, making specific mention of the Letter of Credit number indicated above.
[Remainder of page left intentionally blank.]

     Except as otherwise expressly stated herein, this Standby Letter of Credit is subject to the International Standby Practices (“ISP98”), International Chamber of Commerce, Publication No. 590, and as to matters not addressed by the ISP98, shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal Law.
CITICORP USA, INC.
AUTHORIZED SIGNATURE

Schedule 2.01
Commitments

Lender	Commitment

Citicorp USA, Inc.	$40,000,000

Total	$40,000,000